Exhibit 99.1

Owens Corning Announces CEO Retirement and Succession Plan

•	Brian Chambers Elected Chief Executive Officer effective April 18, 2019

•	Mike Thaman Announces Plan to Retire as Chief Executive Officer and Serve as Executive Chairman of the Board of Directors

TOLEDO, Ohio – January 3, 2019 – Owens Corning (NYSE: OC) announced today that its Board of Directors elected Brian D. Chambers, 52, current President and Chief Operating Officer (COO), to succeed Mike Thaman as Chief Executive Officer (CEO), effective April 18, 2019. Mr. Thaman, who has served as Chairman since 2002 and as CEO since 2007, announced his retirement as CEO and will remain with the company in the role of Executive Chairman.

“On behalf of our Board of Directors, we are pleased to elect Brian as our next CEO, the 8th CEO in our company’s 80-year history,” said Mike Thaman, Chief Executive Officer. “Brian is a proven and respected leader who has delivered strong operating results through a relentless commitment to our customers and to our people. I am confident that Brian will lead our 19,000 employees to achieve great success in the years to come.

“Having served 11 years as CEO and nearly two decades in executive leadership, I feel this is the right time for a leadership change. It has been my honor and privilege to serve this great company. I am proud of the people of Owens Corning and the businesses we are building.”

Mr. Chambers, who was promoted to President and COO in August 2018, will retain the title of President as he assumes the CEO role. Previously, he served as President of the Roofing business since 2014. Overall, he has 15 years of management experience with Owens Corning in a variety of positions, including roles with the company’s Composites and Building Materials businesses. He also spent over three years as the President of Saint-Gobain’s Distribution business in North America following Owens Corning’s divestiture of the business in which he served as President. Over the course of his career, Mr. Chambers has held a number of senior operating roles across a range of businesses and geographies.

“This announcement is the successful culmination of a multiyear succession plan to select the best leader for the company. Brian has worked closely with the Board over the past several years, and we look forward to what he will bring to the company as CEO,” stated John Williams, Lead Independent Director of Owens Corning’s Board of Directors.

“On behalf of the Board, I want to thank Mike for his tenure as CEO. Under his leadership, the company has significantly grown revenues and profitability, and created a sustainable enterprise that is well-positioned for the future. I would also like to thank Mike for continuing as the company’s Chairman and facilitating the change in leadership during the transition period.”

Mr. Chambers stated, “I am honored to be named the next CEO of Owens Corning, and want to thank both Mike and the Board for the confidence they have placed in me to lead this strong organization. I welcome working with Mike as Executive Chairman and benefiting from his experience as we continue to grow the company.”

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures, and markets insulation, roofing, and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2017 sales of $6.4 billion and employs 19,000 people in 37 countries. It has been a Fortune 500® company for 64 consecutive years. For more information, please visit www.owenscorning.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation: relationships with key customers; levels of residential and commercial construction activity; competitive and pricing factors; levels of global industrial production; demand for our products; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the U.S. or elsewhere; changes to tariff, trade or investment policies or laws; the impact of recent tax reform legislation and related actions, interpretations and regulatory guidance; foreign exchange and commodity price fluctuations, our level of indebtedness; weather conditions; availability and cost of credit; availability and cost of energy, transportation, raw materials or other inputs; issues involving implementation and protection of information technology systems; labor disputes; legal and regulatory proceedings, including litigation and environmental actions; our ability to utilize net operating loss carry-forwards; research and development activities and intellectual property protection; interest rate movements; uninsured losses; issues related to acquisitions, divestitures and joint ventures; achievement of expected synergies, cost reductions and/or productivity improvements; defined benefit plan funding obligations; price volatility in certain wind energy markets in the U.S.; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of January 3, 2019, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Contacts:
Media Inquiries	Investor Inquiries
Katie Merx	Thierry Denis
419.248.6496	419.248.5748

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